Exhibit 99.1

eGain Completes Additional Debt Financing To Fund Growth

Company Provides Business Update on June 2007 Quarter

Mountain View, California – July 9, 2007: On June 29, 2007, eGain Communications (OTC BB: EGAN.OB), a leading provider of customer service and contact center software for in-house or on-demand SaaS deployment, entered into a Note and Warrant Purchase Agreement and Amendment to Subordinated Secured Promissory Notes (the “Purchase Agreement”) with Mr. Ashutosh Roy, a director, major stockholder and chief executive officer of eGain. In accordance with the Purchase Agreement, Mr. Roy has made an additional loan to eGain evidenced by a subordinated secured promissory note in an aggregate principal amount of $2,000,000. Mr. Roy has received a warrant to purchase up to 333,333 shares of Common Stock at an exercise price equal to $1.20 per share in connection with this loan. In addition, Mr. Roy has agreed to extend the maturity date of certain subordinated secured promissory notes which were previously issued to Mr. Roy, until March 31, 2009.

Business Highlights for the June Quarter Include:

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The company has made headway in customer acquisitions and closing large deals. In the June quarter, eGain acquired eight new enterprise customers and closed three seven-figure transactions, involving contractual payouts over the life of the agreements subject to certain terms and conditions contained in such agreements. In contrast, the company closed one seven-figure deal in the first three quarters of fiscal 2007.

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eGain was named a leader in The Forrester Wave: Customer Service Management Software, Q2 2007 for Interaction-Centric CSM Software. The company received the number one rating in the category of “strategy,” as well as in the sub-categories of “customer service” product capabilities, “architecture and platform,” “product strategy,” “corporate strategy,” and “customer base” in interaction-centric customer service management software.

•	To support its Cisco partnership, eGain expanded its partner recruitment and training efforts to scale implementation capabilities.

“The company is ending fiscal 2007 on a positive note and looks forward to increasing this momentum in fiscal 2008,” stated Eric Smit, chief financial officer of eGain. “In the quarter, eGain made headway on a number of initiatives, including infusing additional financing, garnering further product accolades, winning unprecedented customer deals, and expanding our partner recruitment and training efforts.”

The company will provide a further financial and business update on the fourth quarter and fiscal 2007 results when it issues its scheduled earnings release later in the quarter.

About eGain

eGain (OTC BB:EGAN.OB - News) is a leading provider of customer service and contact center software for in-house or on-demand SaaS deployment. For over a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. These hubs enable dramatically improved customer experience, unified multichannel customer service, end-to-end service process efficiencies, and enhanced contact center performance.

Headquartered in Mountain View, California, eGain has an operating presence in 18 countries. To find out more about eGain, visit www.eGain.com or call the company’s offices: London: +44 (0) 1753 464646; Dublin: +353 1 8472290; United States: +1 800 821 4358.

Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, eGain’s ability to expand its business with the use of the additional debt financing; eGain’s ability to continue the positive momentum experienced in the quarter ended June 30, 2007 into fiscal 2008; the actual mix in new business between hosting and license transactions when compared with management’s projections; the anticipated benefits to eGain from the Cisco agreement and the expanded efforts by eGain to support this partnership; the ability to increase revenues as a result of the increased investment in sales and marketing; the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 27, 2006, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

eGain, the eGain logo, and all other eGain product names and slogans are trademarks or registered trademarks of eGain Communications Corp. in the United States and/or other countries. All other company names and products mentioned in this release may be trademarks or registered trademarks of the respective companies.

eGain Investor Relations contact:

Email: iregain@eGain.com